Exhibit 4.1

                              [maxxzone letterhead]

                                  May 19, 2004

Eric L. Brown
370 Soi Phanid Annan, Suit 309
Klong Ton, Bangkok 10110
Thailand

Dear Mr. Brown:

         This letter agreement memorializes our agreement as to amending that certain Consulting Services Agreement dated December 15, 2003, by and between maxxZone.com, Inc., a Nevada corporation, and you (the "Agreement"), as amended on April 22, 2004. All capitalized terms used herein shall be ascribed those definitions provided for in the Agreement.

         Section 4.02 of the Agreement is hereby amended so that maxxZone.com, Inc., shall issue an additional five million (5,000,000) shares of common stock of maxxZone.com, Inc., to Consultant for the performance of the Consulting Services to maxxZone.com, Inc.

         If you agree with the foregoing, please sign below and return a copy of this letter to me by facsimile today and the original by overnight delivery.

                                            Sincerely,



                                            Roland Becker

Agreed and Accepted:




By:  _________________________________
        Eric L. Brown